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                                                                    EXHIBIT 23.2



                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Harris Financial, Inc. and York Financial Corp. that is made part of Amendment No. 1 to the Registration Statement on Form S-4 (333-40048) and related prospectus of Harris Financial, Inc. for the registration of 30,581,585 shares of Harris Financial Inc.'s common stock and to the incorporation by reference therein of our report dated July 21, 1999, with respect to the consolidated financial statements of York Financial Corp., incorporated by reference in its Annual Report on Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


Baltimore, Maryland
August 8, 2000